EXHIBIT 5.1 and 23.2

May 16, 2003

Board of Directors
Ocean Resources, Inc.
232A Royal Palm Way
Palm Beach, FL 33480

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 16, 2003, in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company's Common Stock, par value $0.0001 (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's 2003 Employee/Consultant Stock Compensation Plan. (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 5,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,




/s/Mintmire & Associates
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 MINTMIRE & ASSOCIATES